Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Agreement is a contract between John Michael Magouirk (“you”) and Colt’s Manufacturing Company LLC (“Colt”) relating to your separation from Colt, effective November 14, 2014 (the “Separation Date”).  You should thoroughly review and understand the Agreement before signing it, and you are advised to consult with counsel before signing this Agreement.

A.                                    BENEFITS FOR SIGNING THIS AGREEMENT:  In exchange for your execution of this Agreement and subject to the terms and conditions of this Agreement, Colt agrees to provide you with the following benefits in connection with your separation (collectively, the “Separation Benefits”):

1.                                      Continuation of your salary (not including any bonus or incentive compensation) as of the Separation Date for fifty-two weeks (“Separation Pay”) at a weekly rate of $7,210 for a total amount of $374,920 less appropriate taxes and withholdings.  Payment of the Separation Pay in the form of salary continuation shall commence, in accordance with Colt regular payroll practices, following the Effective Date of this Agreement, as set forth in Section J below.

2.                                      If applicable, continuation of your participation in Colt group health plans through December 31, 2014, on the same terms and conditions as existed immediately prior to the Separation Date, including your responsibility to pay the employee portion of the coverage.  If applicable, after December 31, 2014, you may be eligible to continue health benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at your sole expense.

B.                                    RELEASE AND WAIVER:

1.                                      In exchange for the payments and other consideration described above, you agree to release Colt and any and all of its parents, subsidiaries, affiliates, predecessors, successors and assigns (herein referred to collectively as “Colt and Affiliates”), from any and all claims, demands, actions, or liabilities you may have against them, or any one of them, of whatever kind, including but not limited to those which are related in any way to your employment by Colt and Affiliates or the termination of that employment.  You also agree to release from all claims, demand, actions, or liabilities the past, present, and future principals, agents, directors, officers, employees, fiduciaries, representatives, successors and assigns of Colt and Affiliates (hereinafter, “Associated Persons”).  You agree that you have executed this Agreement on your own behalf, and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.

2.                                      You agree that this Release and Waiver covers, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended (also known as “ERISA”), the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (“OWBPA”), the Americans with Disabilities Act of 1990, the Connecticut Fair Employment Practices Act, and any other federal, state or local law dealing with discrimination on any basis, including sex, race, national origin, veteran status, marital status, religion, disability, sexual orientation, reservist status or age. You also agree that, except to the extent otherwise provided by law, this Release and Waiver includes claims based on any statute or on any contract or tort theories, whether based on common law or otherwise.  This Release and Waiver does not apply to claims arising under any workers’ compensation statute, except it does apply to claims for wrongful discharge or other discrimination in employment for exercising rights under such statute.

3.                                      If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Colt and Affiliates or Associated Persons are parties.  You promise not to consent to become a member of any class or collective in which claims are asserted against Colt and Affiliates or Associated Persons that are related in any way to your employment or the termination of your employment with Colt.  If, without your prior knowledge and consent, you are made a member of a class in any such proceeding, you agree to opt out of the class at the first opportunity.

4.                                      This Release and Waiver applies to all complaints, claims or demands based on any facts or events, whether known or unknown by you, that occurred on or before the date you sign this Agreement.

C.                                    ELIGIBILITY REQUIREMENTS/APPLICABLE DATA:  In order to eliminate certain redundancies and duplication of services following Colt’s acquisition of Colt Manufacturing Company LLC, Colt has elected to implement the Human Resources 2014 Restructuring Program (the “Program”). This program has been developed to establish a streamlined, reorganization of the Human Resources function which will realign functional and task responsibilities in order to improve its ability to consistently and effectively deliver best practice performance. In addition, this and other reorganizations will support the new company leadership team and in support of the 8Q Plan and enhanced stockholder value.

Individual(s) who are eligible to participate in the Program have been or will be selected for termination from their employment based on Colt’s business needs and consideration of one or more of the following eligibility criteria:

1.              the duplication and/or redundancy of the functions the individuals performs when compared with the functions performed by other individuals;

2.              the individual’s disciplinary history compared to other individuals performing the same or similar job functions;

3.              the flexibility of the individual’s skills, including the individual’s ability to perform multiple or varied functions according to business need, compared to the flexibility of the skills of individuals in the same or similar job classification;

4.              the individual’s performance and competency performing job-related tasks as compared to the performance and competency of other employees in the same job classification and business unit in performing job-related tasks

5.              the individual’s ability to assume, and perform competently, additional responsibilities following implementation of the Program.

Attached as Exhibit “A” is a list of the job title and ages of all individuals who have been selected for the Program as of their last date of employment with Colt.  Attached as Exhibit “B” is a list of the job titles and ages of all individuals in the same decisional unit as you who have not been selected for the Program as of the date you receive this Agreement.

D.                                    NO FUTURE LAWSUITS:  You promise never to file a lawsuit against Colt and Affiliates or Associated Persons, including but not limited to claims arising from or related to your employment with Colt or the termination of that employment.  Except as set forth in the preceding sentence, you further promise never to assist voluntarily any other person or entity filing a lawsuit or contemplating filing a lawsuit that asserts any claim or demand against Colt and Affiliates or Associated Persons.  Colt and you acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, if a claim is brought in any forum by you or on your behalf against Colt and Affiliates or Associated Persons, you hereby agree that you waive any right to recover damages or any other relief in such proceeding.

E.                                    PROTECTION OF CONFIDENTIAL AND PROPRIETARY INFORMATION, SURRENDER OF MATERIALS:  (1) You acknowledge that you have signed and are bound by the Employee Invention and Confidential Information Agreement (“Confidentiality Agreement”).  As a material condition of your eligibility for the Separation Benefits, you expressly reaffirm your obligation to abide by the Confidentiality Agreement and agree that you will do so.  You further understand and agree that a violation or other failure to abide by the Confidentiality Agreement will result in forfeiture of the Separation Benefits described in Section A above and/or an obligation promptly to reimburse Colt for the cost of any Separation Benefits, including Separation Pay, that have already been paid or provided to you.  (2) You affirm that you have returned to Colt all company property, including but not limited to vehicle, door, file and other keys; laptops or other computers; computer software or hardware; telephones; PDAs, electronic devices, or other such devices; credit cards; equipment; and records, files or other documents, including electronically created or stored documents.  You agree that you have not and will not retain any copies or excerpts of the materials described above, and that you will not attempt to retrieve or recreate any of the materials described above after the Separation Date.

F.                                     AFFIRMATIONS:  You affirm that you have been paid and/or have received all compensation, wages, bonuses, commission, vacation time and other benefits to which you may be entitled.  You further affirm that you are not eligible for any additional severance or other pay other than as expressly set forth in this Agreement.

You affirm that you are not aware of any compliance issues relating to Colt and Affiliates or Associated Persons.  If you are aware of any such issues, you affirm that such issues have been reported to Colt in accordance with Colt policies.

G.                                   CONFIDENTIALITY OF AGREEMENT:  You agree to keep confidential the terms of this Agreement and will not disclose them to any person or entity, except as required by law and except that you may disclose the terms of this Agreement to immediate family member(s) and to your legal or financial counselors or advisors, so long as you first inform any such individuals of this Confidentiality provision and so long as they agree to comply with this Confidentiality provision.

H.                                   NON-DISPARAGEMENT:  You agree that neither you nor anyone acting on your behalf will initiate or engage in any communication whatsoever with any person, which could reasonably be interpreted as derogatory or disparaging to or about Colt and Affiliates or Associated Persons.

I.                                        GOVERNING LAW:  This Agreement shall be governed by and construed under the laws of the State of Connecticut.

J.                                      TIME TO CONSIDER AGREEMENT:  You acknowledge and agree that you have been given an adequate and reasonable period of time to consider this Agreement.  Specifically, you have at least forty-five (45) days from the date you received this Agreement within which to consider and sign it.  If you do sign the Agreement, you then have a seven (7) day period thereafter within which you may revoke it (“Revocation Period”), if you so choose.

Revocation of this Agreement would render all of its provisions, including but not limited to Paragraphs A and B above null and void, and you will not receive any separation payment.  If you do choose to revoke this Agreement, you must provide written notice of revocation, within the seven (7) day period after signing this Agreement, to John Coghlin, Senior Vice President and General Counsel, Colt’s Manufacturing Company LLC, by fax, e-mail or mail.  This Agreement shall become effective after the expiration of the seven (7) day Revocation Period with no revocation (“Effective Date”).

K                                      ENTIRE AGREEMENT:  You have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement.  This Agreement and the Confidentiality Agreement as described above set forth the entire agreement between you and Colt and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises, except as otherwise expressly stated above.  No changes to this Agreement shall be made, except in writing and signed by both parties.

YOU ARE HEREBY ADVISED THAT YOU HAVE UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS.  YOU ARE ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST COLT DEFENSE AND AFFILIATES OR ASSOCIATED PERSONS AS OF THE DATE YOU SIGN THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS.

You have read, understand and voluntarily execute this Agreement and assent to its terms, affirming that your decision to sign this Agreement has been made freely and without any duress or coercion.  Please return the signed Agreement to John Coghlin, Senior Vice President and General Counsel at Colt’s Manufacturing Company LLC.

Dated:	November 4, 2014	for	/s/ Dennis Veilleux

Colt’s Manufacturing Company LLC
By: Dennis Veilleux, President and Chief Executive Officer

Dated:	November 4, 2014		/s/ John Michael Magouirk
John Michael Magouirk

EXHIBIT A

INDIVIDUALS SELECTED FOR THE

COLT’S MANUFACTURING COMPANY LLC RESTRUCTURING PROGRAM

(Vice President Sales Grade 19)

Job Title	Individual’s Age on His/Her Separation Date

Sr. Vice President/COO	52.4 years

EXHIBIT B

INDIVIDUALS NOT SELECTED FOR THE

COLT’S MANUFACTURING COMPANY LLC RESTRUCTURING PROGRAM

IN THE SAME DECISIONAL UNIT AS YOU

DECISIONAL UNIT: Sr. Vice President/COO Grade

Job Title	Individual’s Age on Your Separation Date

Unique Job Grade and responsibility- No other individuals